Exhibit 10.6

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is entered into this 18th day of August, 2005 (the “Effective Date”), between Surfect Technologies, Inc., together with each of its parents, subsidiaries, affiliates, directors, officers, and agents (collectively the “Employer”) on the one hand, and Thomas Griego (“Employee”) on the other hand. The Employer and Employee are jointly referred to as the “Parties.”

WHEREAS, the Employee has been employed by the Employer and held the position of CEO and President previously and Chief Technology Officer since May 13, 2005; and

WHEREAS, the Parties have mutually agreed to terminate their employment relationship (the “Separation”); and

WHEREAS, the Parties desire to enter into this Agreement in order to set forth their respective rights and obligations in connection with the Separation.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.             Separation. Employee’s voluntarily resignation is effective on the close of business on June 6, 2005 (the “Separation Date”). Employer agrees that, following the Separation Date and consistent with Employer’s policies and practices, Employee will be paid any accrued and unused paid vacation, sick or other leave time.

2.             No Additional Compensation. Except as set forth herein, Employee agrees that Employee is not entitled to any other salary, bonus, severance, stock options, reimbursement, benefit, interests or opportunities from the Employer. Employee further agrees that the benefits and monetary payments described herein are not required by the Employer’s policies and procedures and that such benefits and payments are in addition to anything of value to which Employee may have been eligible to receive by virtue of his employment and the termination of his employment with the Employer.

3.             Consideration.

3.1           Consulting Agreement. In partial consideration for Employee’s execution and delivery of this Agreement, Employer agrees to enter into a consulting agreement with Employee for a fixed period of time. The duration of the consulting agreement is for two (2) consecutive months and the corresponding compensation will be paid in advance.

3.2            Stock Options. Pursuant to an Incentive Stock Option Agreement between Employer and Employee (the “Option Agreement”) entered into pursuant to the Surfect Technologies, Inc. Incentive Stock Option Plan (the “Option Plan”), Employee has accrued a vested option to purchase 950,000 shares (700,000 under option agreement issued December 2001 and 250,000 under option agreement issued July 2004) of Employer’s common stock at an exercise price of $.022/share as of June 1, 2005. In consideration for Employee’s execution and delivery of this Agreement, Employer agrees to allow Employee to continue to vest per the terms of the original option agreements. The parties hereto agree that there shall be no amendment of the Surfect Technologies, Inc Incentive Stock Option Agreement dated December 17, 2001 by and between Employer and Employee without Employee’s written consent.

3.3           Benefits. The Employer additionally agrees to pay Employee’s COBRA Coverage for the month of June 2005 plus eighteen (18) additional months through December 31, 2006.

3.4           Severance Pay. Employer shall pay to Employee one months’ severance pay in the amount of $14,583.00.

3.5           Debt Forgiveness.  Employer shall forgive those amounts owed to Employer by Employee as set forth on Exhibit “A” hereto in partial consideration for Employee’s execution and delivery of this Agreement.

3.6           GET Systems Premises. As partial consideration for the execution of this Agreement, Employer shall provide to Employee or Employee’s assign Griego Electrochemical Technologies, Inc., a New Mexico corporation (“GET”), lab and work space at Employer’s location (the “Surfect Space”) without rent or other charge through December 31, 2005. Usage of the Surfect Space shall be restricted to normal business hours between Monday and Friday, and Employee must seek pre-approval from Steve Anderson prior to entering the Surfect Space. Beginning January 1, 2006, Employee’s privileges under this Section 3.6 shall automatically cease, and continue only upon mutual agreement of the Parties.

3.7           E-mail As partial consideration for the execution hereof and the agreements contained herein, Employer will provide to Employee a secure e-mail address so long as Employee serves as a director of Employer.

4.             COBRA.  As required by the continuation coverage provisions of Section 4980B of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Employee shall be offered the opportunity to elect continuation coverage under the group medical and dental benefit plans of the Employer for Employee and Employee’s covered dependants (“COBRA Coverage”). Notwithstanding Section 3.3 of this Agreement, any additional COBRA Coverage obtained by the Employee shall be at Employee’s sole expense. Employee understands and agrees that the Employer’s group medical and dental benefit plans may change after the Separation Date, and that the existence and duration of Employee’s rights and/or the COBRA rights of Employee’s eligible dependents may also be limited by Section 4980 of the Code.

5.             Release and Waiver. Employee, for and on behalf of Employee and each of Employee’s heirs, executors, administrators, personal representatives, successors and assigns, hereby acknowledges full and complete satisfaction of and fully releases and forever discharges the Employer, its subsidiaries and their predecessors, successors, assignees, parent companies, members and their affiliates, officers, directors, partners, employees, agents and attorneys, past and present (collectively, the “Released Entities”), from any and all liability on or for any and all charges, claims, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, duties, sanctions, fines, compensatory, liquidated damages, punitive or exemplary damages, consequential or other damages, claims for costs, attorneys’ fees, sums of money, suits, contracts, covenants, controversies, agreements, promises, responsibilities, obligations and accounts of any nature whatsoever in law or in equity, direct or indirect, both past and present and whether or not now or heretofore known, suspected or unsuspected, or claimed against the

Released Entities (collectively, “Claims”), through and including the date of this Agreement, including, but not limited to, Claims arising out of or in any way related to or based upon:

a.                                       Employee’s employment, involvement, interest in or Separation from the Employer;

b.                                      Any and all claims in equity, tort or contract, and any and all claims alleging breach of an express or implied, oral or written, contract, policy manual or employee handbook;

c.                                       Any and all claims for reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive or other equitable relief;

d.                                      Any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge;

e.                                       Any federal, state or locate statute, code, ordinance or regulation, including, but not limited to, the Age Discrimination in Employment Act of 1987, as amended; and

f.                                      All rights afforded by any statute or other law which limit the effect of a release with respect to unknown claims.

The Parties represent that they have not commenced and will not at any time after execution of this Agreement commence any action, lawsuit, or other legal proceeding or file any charge or complaint with any federal, state or local agency against each other relating in any way to Employee’s employment or the termination of his employment with Employer.

Employee understands the significance of this release of unknown claims and Employee’s waiver of protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement.

The Parties intend that the release set forth in this paragraph shall be construed as broadly and generally as the law permits and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of this release and waiver. Employee acknowledges that if Employee brings or attempts to bring a Claim against a Released Entity or seeks to recover against a Released Entity in any Claim brought by a governmental agency on Employee’s behalf, this release shall serve as a complete defense to any such Claim.

6.             Confidentiality.

6.1           Confidentiality. Employee acknowledges that all proprietary knowledge and information that he acquired in the course of his employment relating to the Employer’s financial status, personnel policies and procedures, business development activities, services, products, advertising, prices, suppliers, supplier lists, customers, customer lists, customer needs and requirements, marketing sources, projects, product designs, ideas, discoveries, creations, developments, improvements, computer software, manufacturing and processes are the valuable property of the Employer. From and after the Effective Date, Employee shall maintain strictly confidential and shall not to use, directly or indirectly, for the benefit of Employee or any third party other than the Employer, any Confidential Information (as defined below), unless he is required to disclose Confidential Information pursuant to the terms of a valid and effective order issued by a court of competent jurisdiction or a governmental authority. All physical items, including electronic media, containing Confidential Information, including, without limitation, any business plan, know-how, collection methods and procedures, advertising techniques, marketing plans and methods, sales techniques, documentation, contracts, reports, letters, notes, any computer media, customer lists, project files or information, employee and prospective employee files, and all other information and materials of the Employer’s business and operations, shall remain the exclusive and confidential property of the Employer and shall be returned, along with any copies or notes Employee made thereof or therefrom, to the Employer promptly upon execution of this Agreement. Employee further agrees not to use any of the Confidential Information in any manner adverse to the Employer or any of its employees, officers, directors, shareholders, agents or affiliates, without the express prior written consent of the Employer, or otherwise take any action which is prejudicial in any manner to the interests of the Employer in preserving the Confidential Information. Employee acknowledges that nothing in this Agreement alters his obligations contained in the prior written agreement with the Employer relating to non-disclosure of Confidential Information, executed by Employee on December 1, 2004. Employee hereby specifically reaffirms all such obligations.

6.2           Confidential Information.  “Confidential Information” means all information not available to the general public and not generally known in the industry, without regard to form, related to the Employer’s business, that was developed or acquired in the course of Employee’s employment. Such information shall include, but is not limited to: (a) any financial, business, planning, operations, services, potential services, products, potential products, technical information, intellectual property, trade secrets and/or know-how, as well as project, production, purchasing, marketing, sales, personnel, customer, supplier, or other information of the Employer or its customers; (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, project information, employee and prospective employee files, or documents of the Employer; (c) any confidential information or trade secrets of any third party provided to the Employer in confidence or subject to other use or disclosure, restrictions, or limitations; (d) any information regarding the Released Parties; and (e) any other information, written, oral or electronic, which pertains to the Employer’s affairs or interests or with whom or how the Employer does business, whether existing now or at some time in the future, whether pertaining to current or future projects or developments, and whether accessed during, prior to, or after Employee’s tenure or association with the Employer. The Employer acknowledges and agrees that Confidential Information shall not include information in the public domain.

6.3           Confidentiality of this Agreement. Subject to Section 6.2, each Party agrees that he/it will strictly maintain the confidentiality of the existence and terms of this Agreement, except that he/it may disclose the existence and the terms of this Agreement (a) if required by order of a court of competent jurisdiction, (b) if agreed to in writing by the other Party hereto, (c) to his legal, tax and accounting advisors, and may provide a copy of this Agreement to such advisors; provided, however, that each Party instructs such Party’s advisors that the matters contained herein are confidential and that any disclosure by them to a third person would be improper and could constitute a breach of this Agreement.

7.             Survival of Agreements. Employee understands and agrees that certain provisions of the Employee Confidential Information and Inventions Agreement, executed by Employee on September 24, 2001 (collectively, “Noncompetition and Termination Provisions”), by their terms survive and continue in full force and effect beyond the Separation Date. Employee reaffirms all obligations, duties, and agreements made in each of the Termination Provisions.

8.             Non-Compete; Non-Solicitation; Non-Disparagement.

8.1           Non-Compete. From and after the Effective Date and through and including the first anniversary thereof, Employee shall not compete, directly or indirectly, with the Employer in the specific market area of semiconductor assembly and packaging with electrochemical technology (the “Employer’s Business”) (including, but not limited to, accepting employment with, consulting for or otherwise providing assistance in any manner to any company, entity or person that engages in the Employer’s Business. The geographic scope of Employee’s non-compete obligation is worldwide.

8.2           Non-Solicitation. From and after the Effective Date and through and including the first anniversary thereof, Employee shall not (a) solicit, encourage, or take any other action which is intended to induce any other employee, customer or vendor of the Employer to terminate his/her employment, contract or arrangement with the Employer, (b) interfere, in any manner, with the contractual, employment or other relationship between the Employer and any employee, customer or vendor of the Employer, or (c) either directly or indirectly, make known to any person, firm, corporation or other legal entity the names or addresses of any of the customers, clients or vendors of the Employer or any other information pertaining to them, and shall not solicit, divert, take away, or attempt to solicit, divert, or take away any of the current customers, clients or vendors of the Employer or any person or legal entity that was a customer, client or vendor of the Employer at any point dining Employee’s employment with the Employer, either for Employee or for any other person, firm, corporation, or other legal entity. Employee hereby specifically reaffirms all such obligations.

8.3           Non-Disparagement. The Parties agree they shall not disparage, criticize, or make any statements, written or verbal, that are or that could be construed to be negative regarding each other

9.             No Re-Employment. Excluding only Employee’s continued service as Chairman of the Employer’s Board of Directors and the Consulting Agreement executed concurrently herewith, the Employee forever waives and relinquishes any and all claim, right, or interest in reinstatement or future employment that he presently has or might in the future have with the Employer, its parents, successors, purchasers, subsidiaries, affiliates, shareholders or assigns. The Employee agrees and understands that in the event he does apply for employment with the Employer in the future, his employment application need not be considered by the Employer.

10.           Return of Corporate Property. On or before the Effective Date, Employee shall return to Employer, in good working order to the extent applicable:

10.1         all originals and copies of any including business records, files, customer lists, project documents or other documents of any kind, including but not limited to, spreadsheets, correspondence, engineering, cad files, calculations and business plans, belonging to, or related to, the Employer which are or were subject to his access, custody or control, regardless of the sources from which such records were obtained;

10.2         all keys, security passes, Employer identification and other means of access to the Employer’s offices, and other facilities, except as necessary for Employee to enter and use the portion of Employer’s facility allocated to GET;

10.3         any and all cell phones, computer hardware, equipment, software, tools, product, credit cards, belonging to the Employer, including any and all program and/or data disks, manuals and all hard copies of Employer information and data, and shall disclose to the Employer any and all passwords utilized by Employee with regard to the Employer’s computer(s), hardware and software so that the Employer has immediate, full and complete access to all of the Employer’s data and information stored, used and maintained by Employee or to which Employee had access;

10.4         all Confidential Information (as defined in Section 6.2); and

10.5         specifically excluded from the provisions of this Section 10 are certain assets belonging to Employee and/or GET that are located on Employer’s premises and described on Exhibit B hereto.

11.           Attorneys’ Fees. In the event it shall become necessary for the Employer or Employee to take action of any type whatsoever to enforce the terms of this Agreement, the prevailing party in any such action shall be entitled to recover all attorneys’ fees, costs, and expenses, including all out-of-pocket expenses that are not taxable as costs, incurred in connection with any such action, including any negotiations, mediations, arbitrations, litigation and appeal.

12.           Knowing Agreement. The Parties represent that he or it has read this Agreement, has been given an opportunity to discuss the terms with their respective attorneys or tax advisors, and understands each of its terms. Employee further represents that he is entering into this Agreement and executing this Agreement knowingly, voluntarily, and willingly.

13.           Construction. The Parties agree that they have each reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

14.           Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

15.           Complete Agreement; Inconsistencies. Notwithstanding the Noncompetition and Termination Provisions referenced in paragraph 7, this Agreement constitutes the complete agreement between the Parties, and supersedes any and all prior contracts, understandings, commitments, arrangements, and agreements, whether written or oral, express or implied. The provisions of this Agreement may be amended and waived only with the prior written consent of each of the Parties.

16.           Effect of Headings. The subject headings of the paragraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

17.           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

18.           Successors and Assigns Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Employee, the Employer, each of the Party’s respective successors and assigns, the Released Entities and the Released Persons.

19.           Authority of Parties. The Parties represent they have the requisite authority to enter into this Agreement.

20.           Governing Law and Forum. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of New Mexico. Any action arising out of or relating to this Agreement, or any of its terms, shall be filed only within the courts of the State of New Mexico.

21.           Indemnification and Release. Employer hereby releases Employee and agrees to defend, indemnify and hold Employee harmless from any and all liability on or for any and all charges, claims, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, duties, sanctions, fines, compensatory or liquidated damages, punitive or exemplary damages, consequential or other damages, claims for costs, attorney’s fees, sums of money, suits, contracts, covenants, agreements, promises, responsibilities, obligations, litigation expenses, court costs, judgments, fines or amounts paid in settlements and accounts of any nature whatsoever in law or in equity, direct or indirect, both past and present, and whether or not now or heretofore known, suspected or unsuspected, or claimed against the Employee (“Claims”) by Employer, any investor or any third party, arising prior to the date of this Agreement out of or in any way related to or based upon Employee’s actions as a director and officer of Employer to the fullest extent permitted by applicable law. The indemnification provided for herein shall be the broadest corporate indemnification allowed pursuant to 1978 NMSA Section 53-11-4.1 (1987) or any successor statute or law or by common law or equity. Notwithstanding the foregoing, to the extent, if at all, that this Agreement is deemed to be within the meaning of Section 56-7-1 NMSA 2003 as amended from time to time, it shall not be construed to indemnify the indemnitee from his own negligence, acts or omissions, but shall be limited to liability, damages, losses or costs caused by, or arising out of, the acts or omissions of the indemnitor and its officers, employees, or agents.

22.           Acknowledgment under the ADEA. This is an important legal document. Employee its advised to consult with an attorney before signing this Agreement. Employee is advised that Employee has 21 days after receiving this Agreement to consider it. If Employee chooses to agree to the terms of this Agreement, Employee must sign and return this Agreement to the Employer within twenty one (21) days of Employee’s receipt of this Agreement. If Employee signs this Agreement, Employee will then have the right to revoke this Agreement by delivering written notice of revocation to counsel for the Employer, but such notice must be received within seven (7) days after the date Employee signed this Agreement. The signed Agreement and/or any notice of revocation must be delivered to:

Perry E. Bendickson, Esq.

Brownstein Hyatt & Farber, PC

201 Third Street, N.W., Suite 1500

Albuquerque, NM 87102

If this Agreement is not signed and delivered to counsel for the Employer within the twenty-one (21) day period, or if it is revoked within the seven (7) day period, neither Employee nor the Employer will have any rights or obligations under this Agreement. This Agreement is binding upon and shall inure to the benefit of Employee, the Employer and the Employer’s successors and assigns. By signing this Agreement, the Parties represent that they have read and understand it, that they have discussed it or had an opportunity to discuss it with their respective attorneys, and that they enter into it knowingly and voluntarily.

WHEREFORE, the Parties voluntarily enter into this Agreement by affixing their signatures hereunto on the date set forth below.

8/25/2005	/s/ Thomas Griego
Date	Employee Name: Thomas Griego

Surfect Technologies, Inc.

8/25/2005	By:	/s/ Steven Anderson
Date	Name: Steven Anderson
Title: President and CEO

EXHIBIT “A”

		Amount
8/25/2004	Personal use of Company CC	105.00
10/27/2004	Personal use of Company CC	251.31
11/24/2004	Personal use of Company CC	1,619.54
11/24/2004	Personal use of Company CC	66.30
12/20/2004	Personal use of Company CC	376.47
12/20/2004	Personal use of Company CC	732.69
12/31/2004	Personal use of Company CC	1,653.59
1/11/2005	Loan to officer	8,000.00
1/31/2005	Personal use of Company CC	1,049.96
2/24/2005	Loan to officer	2,500.00
2/25/2005	Loan to officer	2,500.00
2/25/2005	Personal use of Company CC	1,298.47
2/28/2005	Offset Loan fr Officer Amount	(5,093.89)
5/31/2005	Repayment thru payroll deduction	(500.00)
		14,599.44

EXHIBIT “B”

•                                          Gift Dell Workstation located at GET Systems

•                                          Return one of two SolidWorks License to GET Systems – Surfect has prepaid maintain on license thru December 31, 2005. After that time it will be up to GET to continue maintenance.

•                                          Exchange two (2) Sony Vaio notebooks and Dell laser copier for second SolidWorks seat original purchased by GET Systems that will be retained by Surfect.